EXHIBIT 99.1

Dot VN, Inc. Receives Exclusive Rights from Vietnam Internet Network Information Centre (VNNIC) to
Commercialize Pay-Per-Click Parking Page, Domain Name Registrations/Appraisals and Smart Search
Engine Programs

SAN DIEGO, CALIFORNIA – May 28, 2009, Dot VN, Inc., (http://www.dotvn.com) (OTC BB: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that its wholly owned subsidiary, Hi-Tek Multimedia, Inc. has received exclusive rights from the Vietnamese Government’s Vietnam Internet Network Information Centre (VNNIC) to immediately implement and commercialize the official pay-per-click (PPC) parking page for the country code Top Level Domain (“ccTLD”) .VN, and create and promote links for domain registrations, domain appraisals and a smart search engine for the .VN ccTLD.

Through this agreement, Dot VN has received final approval from VNNIC to move beyond the testing phase and begin implementation and commercialization of the parking page, which when deployed, will result in immediate increased revenues for Dot VN. Deployment is expected to occur within 30 to 60 days.

“With the exclusive rights granted by VNNIC, Dot VN is the only company in the world that is allowed by the Vietnamese government to commercialize the PPC parking page,” said Dot VN CEO Thomas Johnson. “Considering that Vietnam is the second fastest growing economy in the world with a population of over 86 million people, we expect that the implementation of this parking page program will serve as the catalyst for a new wave of registrations in of ‘.vn’ domain names by simplifying the registration process and lead to strong revenue growth for the Company based on this new product.”

The Dot VN PPC parking page will be the one and only parking page Internet users will be directed to when typing URL (domain name) addresses that do not yet exist or have expired. From this page, users can either register the available URL through Dot VN’s domain name registration service or click on one of the sponsor (advertising) links. With both options, Dot VN receives revenue, either from the sale of the domain registrations plus a commission from VNNIC or on a pay-per-click basis for sponsor links clicked on. Dot VN has identified leading technology partners which will assist in the marketing and operations of the PPC parking page.

Statistics on Vietnam’s Internet growth underline the importance of the recent developments between VNNIC and Dot VN. The number of Internet users in Vietnam has grown exponentially. In 2000, there were 430,000 Internet users. As of April 2009, there were over 21,000,000 users, an increase of over 4,780 percent in just eight years. According to Saigon GP Daily (April 22, 2009), spending on online advertising in Vietnam is expected to be U.S. $45.4 million this year, a 20 percent increase year upon year. Revenues from online advertisements are expected to rise to U.S. $60 million by 2011, or a third higher than this year.

“We believe that the Domain Parking Program will represent a fundamental shift in the way in which Vietnamese domain names are used and monetized,” said Dot VN’s Executive VP of Operations and Business Development, Louis P. Huynh. “Our goal is to transform the current perception that domain names are placeholders for websites or an operational line item on a balance sheet and demonstrate that domain names represent a unique and valuable piece of property on the Internet that can generate revenue for its owner, while offering advertisers greater market access to the Vietnamese consumer through online advertising.”

Dot VN also announced that in a second agreement signed with VNNIC has revised the commission structure for .VN domain registrations and renewals effective January 2, 2009. This agreement reinforces Dot VN’s relationship with VNNIC and is expected to result in increased revenue from commissions.

Vietnam Internet Network Information Centre (“VNNIC”), (www.vnnic.net.vn) is an agency of the Ministry of Information and Communication (“MIC”) of Vietnam. VNNIC was founded on April 28, 2000, and carries out the functions of managing, allocating, supervising and promoting the use of Internet domain names, addresses, autonomous system numbers in Vietnam, providing Internet-related guidance, statistics on Internet usage, and representing Vietnam at Internet related events.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam. Vietnam Internet Network Information Center ("VNNIC") awarded the Company an "exclusive long term contract" to be the first registrar to market and register its country code Top Level Domain ("ccTLD") of .VN (Vietnam) and Parking Page Marketing via the Internet. Dot VN has established agreements with international ISPs (Internet service providers) along with over 100 top international domain resellers and over 90 Vietnamese domain resellers to commercialize .VN. Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Thomas M. Johnson, Chairman and CEO
Dot VN, Inc.
Phone: 858-571-2007 x14
Email: Inquiries@DotVN.com
Website: www.DotVN.com
Register your .VN domains at:  www.VN

Investor Relations:
Investor Awareness, Inc.
Tony Schor or Lindsay Kenoe, 847-945-2222
Website: www.investorawareness.com

Media Contact:
North Shore Public Relations, Inc.
Renae Placinski, 847-945-4505
Renae@northshorepr.com
Website: www.northshorepr.com

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